Exhibit 99-2

Name:	MetLife Insurance Company of Connecticut**

Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Assistant General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson MLP Investment Company (“KYN”)

Date of Event Requiring Statement:	May 7, 2010

Signature:	/s/ Daniel F. Scudder
Daniel F. Scudder, Assistant
General Counsel

**	MetLife Insurance Company of Connecticut as direct owner/purchaser of $2,000,000 4.21% Series O Senior Unsecured Note Due May 7, 2015 by Metropolitan Life Insurance Company, the indirect owner and investment manager.